                           ASSET PURCHASE AGREEMENT

                                BY AND BETWEEN

                             EASY GARDENER, INC.

                                     AND

                          LANDMASTER PRODUCTS, INC.

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                               TABLE OF CONTENTS

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                                                                                                               Page

1.  Purchase and Sale Agreement.................................................................................  1
         1.1.  Agreement of Purchase and Sale...................................................................  1
         1.2.  Purchased Assets.................................................................................  1
         1.3.  Assumed Liabilities..............................................................................  2
         1.4.  Purchase Price...................................................................................  3

2.  Closing.....................................................................................................  3
         2.1.  Closing Date.....................................................................................  3
         2.2.  Action by Buyer..................................................................................  4
         2.3.  Action by the Company and Selling Stockholders...................................................  4
         2.4.  Purchase Price Adjustments.......................................................................  5
               (a)      Closing Balance Sheet...................................................................  5
               (b)      Trial Closing Balance Sheet.............................................................  5
               (c)      Adjustment..............................................................................  6

3.  Additional Covenants........................................................................................  6
         3.1.   Further Assurances..............................................................................  6
         3.2.   Non-Assignable Contracts........................................................................  6
         3.3.   Investigation...................................................................................  7
         3.4.   Consummation of Transaction.....................................................................  7
         3.5.   Cooperation.....................................................................................  8
         3.6.   Accuracy of Representations.....................................................................  8
         3.7.   Conduct of Business.............................................................................  8
         3.8.   Use of Names.................................................................................... 10
         3.9.   Waiver of Compliance with Bulk Transfer Laws.................................................... 11
         3.10.  Payment of Taxes Upon Transfer of Purchased
                Assets.......................................................................................... 11
         3.11.  Survival of Representations and Warranties...................................................... 11
         3.12.  Books and Records............................................................................... 11
         3.13.  Discharge of Liens.............................................................................. 12
         3.14.  Retained Liabilities............................................................................ 12
         3.15.  Products Liability Insurance.................................................................... 12
         3.16.  Remittances..................................................................................... 12
         3.17.  Lease........................................................................................... 12
         3.18   Employment Agreement............................................................................ 13
         3.19   Master Distributor Agreement.................................................................... 13

4.  Representations and Warranties as to the Company and the
         Selling Stockholders................................................................................... 13
         4.1.   Organization, Standing and Power................................................................ 13
         4.2.   Capitalization.................................................................................. 13
         4.3.   Interests in Other Entities..................................................................... 14
         4.4.   Authority....................................................................................... 14
         4.5.   Noncontravention................................................................................ 14
         4.6.   Financial Statements............................................................................ 15
         4.7.   Absence of Undisclosed Liabilities.............................................................. 15
         4.8.   Properties...................................................................................... 15

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
         4.9.   Accounts Receivable; Inventories................................................................ 16
         4.10.  Absence of Changes.............................................................................. 16
         4.11.  Litigation...................................................................................... 17
         4.12.  No Violation of Law............................................................................. 17
         4.13.  Intellectual Property........................................................................... 17
         4.14.  Tax Matters..................................................................................... 18
         4.15.  Insurance....................................................................................... 18
         4.16.  Products Liability.............................................................................. 18
         4.17.  Banks; Powers of Attorney....................................................................... 18
         4.18.  Employee Arrangements........................................................................... 19
         4.19.  ERISA........................................................................................... 19
         4.20.  Certain Business Matters........................................................................ 19
         4.21.  Certain Contracts............................................................................... 20
         4.22.  Approvals....................................................................................... 20
         4.23.  Customers and Suppliers.  ...................................................................... 21
         4.24.  Business Practices and Commitments.............................................................. 21
         4.25.  Backlog and Retail Inventories.................................................................. 21
         4.26.  Brokers......................................................................................... 21
         4.27.  Information as to the Company................................................................... 21
         4.28.  Political Contributions......................................................................... 21

5.  Representations and Warranties as to Buyer.................................................................. 22
         5.1.  Organization, Standing and Power................................................................. 22
         5.2.  Authority........................................................................................ 22

6.  Indemnification............................................................................................. 22
         6.1.  Indemnification by the Company................................................................... 22
         6.2.  Indemnification by Buyer......................................................................... 23
         6.3.  Third Party Claims............................................................................... 23

7.  Nondisclosure; Noncompete................................................................................... 24
         7.1.  "Confidential Information" Defined............................................................... 24
         7.2.  Nondisclosure of Confidential Information........................................................ 24
         7.3.  Noncompete Covenant.............................................................................. 24
         7.4.  Injunctive Relief, etc........................................................................... 25
         7.5.  Scope of Restriction............................................................................. 25
         7.6.  Additional Undertakings.......................................................................... 26

8.  Right of Buyer to Abandon................................................................................... 26
         8.1.   Accuracy of Representations and Warranties...................................................... 26
         8.2.   Performance of Agreements....................................................................... 26
         8.3.   Certificate..................................................................................... 26
         8.4.   Opinion of Counsel for the Company.............................................................. 26
         8.5.   Litigation...................................................................................... 26
         8.6.   Consents and Approvals.......................................................................... 27
         8.7.   Date of Consummation............................................................................ 27
         8.8.   Validity of Transactions........................................................................ 27
         8.9.   Board Authorization............................................................................. 27
         8.10.  Due Diligence................................................................................... 27
         8.11.  Financial Audit of the Company.................................................................. 27

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
         8.13   Exclusive Distribution ......................................................................... 27
         8.12.  Employment Agreement.  Marshall Hogan shall .................................................... 27
         8.14.  No Material Adverse Changes..................................................................... 28

9.  Right of the Company to Abandon............................................................................. 28
         9.1.  Accuracy of Representations and Warranties....................................................... 28
         9.2.  Performance of Agreements........................................................................ 28
         9.3.  Certificate...................................................................................... 28
         9.4.  Opinion of Counsel for Buyer..................................................................... 28
         9.5.  Litigation....................................................................................... 28
         9.6.  Consents and Approvals........................................................................... 29
         9.7.  Date of Consummation............................................................................. 29
         9.8.  Validity of Transactions......................................................................... 29
         9.9.  Employment Agreement. ........................................................................... 29

10.  Miscellaneous Provisions................................................................................... 29
         10.1.  Effect of Abandonment........................................................................... 29
         10.2.  Expenses........................................................................................ 29
         10.3.  Execution in Counterparts....................................................................... 29
         10.4.  Notices......................................................................................... 29
         10.5.  Amendment....................................................................................... 30
         10.6.  Entire Agreement................................................................................ 30
         10.7.  Headings........................................................................................ 31
         10.8.  Assignment...................................................................................... 31
         10.9.  Binding Effect; Benefits........................................................................ 31
         10.10. Waiver, etc..................................................................................... 31
         10.11. Severability.................................................................................... 31
         10.12. Announcements................................................................................... 31
         10.13. Schedules....................................................................................... 32


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
                           ASSET PURCHASE AGREEMENT
                           ------------------------

                  AGREEMENT, dated as of the day of March, 1998, by and among Landmaster Products, Inc., a Colorado corporation (the "Company"); each of Wayne Murray and Quincy McMillan (said individuals being hereinafter collectively called the "Selling Stockholders" and severally called "Selling Stockholder"); and Easy Gardener, Inc., a Delaware corporation ("Buyer").

                             W I T N E S S E T H :

                  WHEREAS, the Selling Stockholders are the owners of all of the issued and outstanding Common Stock of the Company;
and

                  WHEREAS, Buyer is the wholly-owned subsidiary of U.S. Home & Garden, Inc. ("USH&G"); and

                  WHEREAS, the Company is principally engaged in the business of marketing, packaging and distributing landscape fabric products (the "Business"); and

                  WHEREAS, the Company wishes to sell to Buyer, and Buyer wishes to purchase from the Company, as a going concern, the business and substantially all of the properties and assets of the Company, all subject to the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of and in reliance upon the covenants, conditions, representations and warranties herein contained, the parties hereto hereby agree as follows:

                  1.  Purchase and Sale Agreement.
                      ----------------------------

                           1.1.       Agreement of Purchase and Sale.  Subject
to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date (as defined in Section 2.1 hereof) the Company shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from the Company, the Purchased Assets (as defined in Section 1.2 hereof), free and clear of any and all liens, claims, charges or encumbrances of any nature whatsoever.

                           1.2.       Purchased Assets.  Except for the real
property leasehold located at 1925 W. Dartmouth, Englewood, Colorado 80123 and other interests, together with all fixtures, improvements and structures located thereon or pertaining thereto as set forth on Schedule 1.2 hereto, the term "Purchased Assets" means all of the properties and assets owned by the



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Company or otherwise employed, used or available for use in the Business, real and personal, tangible and intangible, of every kind and nature, wherever located, as the same shall exist on the Closing Date, including, without limitation, all (a) cash and cash equivalents (except for accrued earnings and profits of the Company at December 31, 1997, in the aggregate amount of $835,000 (the "December 31, 1997 Accrued Earnings"); machinery, equipment, motor vehicles, tools, molds, dies, patterns, gauges, furniture and supplies; inventories (including raw materials, work-in-process, finished goods, packaging inventories, demonstration inventories and spare parts); notes and accounts receivable; customer lists (including name, address and telephone number); customer and product authorizations; E.D.I.'s; goodwill; claims and rights of action against third parties; refunds and credits due or to become due from any source; rights and interests of the Company under warranties, guarantees, insurance policies, pending or executory contracts and commitments for the purchase or lease of materials, supplies or services in connection with the Business, pending or executory contracts and commitments for the sale or lease of products or services in connection with the Business, and other leases and pending or executory contracts and commitments of any nature relating to the Business; deferred charges, advance payments, prepaid expenses and deposits; rights of offset and credits of all kinds; except for "Landmaster" which shall be licensed to Buyer, all names, brands and marks used in connection with the Business, and all derivatives and combinations thereof; all promotional materials; all research and development relating to new products, new designs, processes or cost reductions which are used or useful or in any way related to or of potential benefit to the Business; telephone numbers listings and rights under governmental and administrative licenses, permits and approvals, (b) specifications, manuals and technical data, trade secrets, discoveries, blueprints, drawings, inventions, designs, patents, improvements, processes, product information and data, shop rights and know-how, and (c) files, books and records relating to any of the foregoing. The Purchased Assets shall include, without limitation, all properties and assets of the Company reflected on the Pre-Closing Balance Sheet, including the notes thereto, referred to in Section 4.6 hereof, and all properties and assets acquired by the Company after February 6, 1998, except for those assets disposed of in the ordinary course of business since February 6, 1998 and the December 31, 1997 Accrued Earnings and as set forth on
Schedule 1.2 hereto. Anything in this Agreement contained to the contrary notwithstanding, the Purchased Assets shall not include the minute books, stock books and tax returns of the Company, except as same are relevant to the customers and vendors of the Company.

                           1.3.  Assumed Liabilities.  Subject to the terms
and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date (as defined in Section 2.1 hereof) Buyer shall assume, and shall only assume (a) the Company's

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obligations under the pending and executory contracts which are included among the Purchased Assets, as set forth on Schedule 1.3, but only to the extent that they represent obligations which are by their stated terms to be performed, in the ordinary course, subsequent to the Closing Date, and (b) except for the promissory note, dated December 31, 1993, from the Company to B & M Packaging Co., Inc., in the original principal amount of $573,133.59 and the obligations as set forth on Schedule 1.2, the liabilities of the Company which are set forth on the Pre-Closing Balance Sheet, to the extent that they exist on the Closing Date, and (c) such additional amounts of current liabilities of the Company of the types reflected on the Pre-Closing Balance Sheet as may arise between date of such Pre-Closing Balance Sheet and the Closing Date in the ordinary course of the Company's business, consistent with past practice and the terms of this Agreement (the liabilities and obligations referred to in the immediately preceding clauses (a), (b) and (c) being hereinafter collectively called the "Assumed Liabilities"); provided, however, that anything in this Agreement contained to the contrary notwithstanding, the following shall not constitute Assumed Liabilities: (i) liabilities and obligations of the Company, the existence of which constitutes a breach of any of the representations or warranties made by the Company in this Agreement or in any document delivered by it pursuant hereto, including, without limitation, any liability for income or other taxes, penalties and interest thereon, accrued or assessed against the Company by any governmental authority prior the Closing Date, and (ii) liabilities and obligations of the Company for environmental and ecological matters, including those relating to the use, transport, disposal, handling or storage of hazardous or toxic materials, pollutants, contaminants or wastes, or to the exposure of persons thereto.

                           1.4.  Purchase Price.  Subject to any adjustment
(as defined in Subsection 2.4(c)), the purchase price for the Purchased Assets shall be Three Million Dollars ($3,000,000) (the "Purchase Price"), representing the aggregate amount of the fair market values of the various categories of such Purchased Assets as agreed upon by Buyer and the Company and set forth on Schedule 1.4 attached hereto (Buyer and the Company each hereby agreeing to report the transaction for tax purposes (federal income or otherwise) on a basis consistent therewith), increased or decreased in accordance with any Adjustment (it being agreed that any such increase or decrease shall be allocated pro rata to the various categories of Purchased Assets by adjusting them accordingly):

                  2.  Closing.
                      --------

                           2.1.  Closing Date.  The closing of the sale and
purchase provided for herein (the "Closing") shall take place 10:00 A.M., local time, on or before March 19, 1998, or at such other at such place, time and date as may hereafter be mutually

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agreed upon by the parties (such time and date of Closing being hereinafter called the "Closing Date").

                           2.2.  Action by Buyer.  Subject to the terms and
conditions herein contained, on the Closing Date Buyer shall deliver to the Company (in addition to the documents and instruments to be delivered by it pursuant to Articles 3 and 9 hereof):

                                    (a)     the Purchase Price for the Purchased
Assets, by certified or official bank check, payable to the order of the Company or wire transfer to an account designated by the Company;

                                    (b)     a duly executed Assumption
Agreement, in substantially the form of Exhibit A attached hereto and made a part hereof; and

                           2.3.  Action by the Company and Selling
Stockholders. Subject to the terms and conditions herein contained, on the Closing Date the Company and/or the Selling Stockholders, as the case may be, shall deliver to Buyer (in addition to the documents and instruments to be delivered by it pursuant to Articles 3 and 8 hereof):

                                    (a)     a duly executed Bill of Sale and
Assignment in substantially the form of Exhibit B attached hereto and made a part hereof;

                                    (b)     cash from the Company's bank
accounts or safe deposit boxes listed on Schedule 4.17 hereto;

                                    (c)     all such warranty deeds and real
property leasehold assignments (in recordable form);

                                    (d)     a duly executed Assignment of
Trademarks, in substantially the form of Exhibit C attached hereto and made a part hereof;

                                    (e)     a duly executed Certificate of
Amendment (as more particularly provided in Section 3.8 hereof), providing for a change of the Company's corporate name;

                                    (f)     other lease assignments, motor
vehicle registrations and certificates of title; patent, trademark, trade name and copyright assignments (in form suitable for recording in the United States Patent and Trademark Office and in the comparable offices of all relevant foreign jurisdiction) and other instruments of transfer; and

                                    (g)     all third party consents and
governmental and administrative approvals, as shall be, in the opinion of Buyer, necessary or appropriate in order to convey, transfer and assign to and vest in Buyer good and marketable right, title and interest in and to the Purchased Assets (in fee simple absolute, with respect to real property which is owned), free and clear of all liens, security interests, claims, charges and encumbrances of any nature whatsoever, except as set forth in Schedule 2.3(g).

                           2.4.  Purchase Price Adjustments.
                                 ---------------------------

                                    (a)     Trial Closing Balance Sheet.
Promptly after Closing Date but in no event later than fifteen (15) days after the Closing Date, the Selling Stockholders shall, at their sole cost and expense, prepare and deliver a balance sheet of the Business as of the day before the Closing Date (the "Trial Closing Balance Sheet"), which balance sheet shall be prepared in accordance with generally accepted accounting principles ("GAAP") and shall be based on the Pre-Closing Balance Sheet. Following the Closing, the Trial Closing Balance Sheet shall be audited by BDO Seidman, certified public accountant at Buyer's expense in accordance with the provisions of this Subsection 2.4(a). Representatives of Buyer and Selling Stockholders shall be entitled to participate in and observe the audit of the Trial Closing Balance Sheet, at their own expense, to whatever extent they may elect. The Selling Stockholders shall cause the Company to make available to BDO Seidman any and all working papers utilized by the Company in preparing the Trial Closing Balance Sheet.

                                    (b)     Closing Balance Sheet.  The audited
Trial Closing Balance Sheet shall be delivered to Buyer promptly after receipt by the Selling Stockholders from BDO Seidman. Buyer may, at its expense, employ such tests and auditing procedures as Buyer deems to be appropriate under the circumstances. On the basis of its review, Buyer may, during the fifteen (15) day period following delivery to it of the audited Trial Closing Balance Sheet, propose such adjustments (if any) as shall in its reasonable judgment be required to cause the audited Trial Closing Balance Sheet to properly reflect the financial condition of the Company as of the Closing
Date. In the event that Buyer and the Selling Stockholders are unable to agree upon any such proposed adjustments within ten (10) days after they have been proposed by Buyer as aforesaid, then, in such event, the adjustment(s) in dispute shall be submitted to a firm of certified public accountants of national standing which is mutually acceptable to Buyer and the Selling Stockholders (the "Arbitrator"), for its consideration, the decision of said Arbitrator which shall be final and binding upon Buyer and the Selling Stockholders; the fees of the Arbitrator shall be paid one-half by each of said parties. The audited Trial Closing Balance Sheet shall become final and binding upon the parties, (i) if Buyer does not propose any adjustments thereto in accordance with the terms hereof, on the earlier of the date of written acceptance thereof by Buyer or fifteen (15) days after the delivery thereof to Buyer, or (ii) if Buyer proposes adjustments thereto in accordance with the terms hereof, on the earlier of the date of written acceptance thereof (as so adjusted) by Buyer and the Selling Stockholders or the date of the receipt by Buyer and the Selling Stockholders of the decision of the Arbitrator as to any adjustment(s) submitted to it for resolution. The audited Trial Closing Balance Sheet, in the form in which it becomes final and binding upon Buyer and the Selling Stockholders as aforesaid, is hereinafter referred to as the "Closing Balance Sheet". The Closing Balance Sheet shall be delivered by the Selling Stockholders to Buyer within five (5) days after it becomes binding upon Buyer and the Selling Stockholders as aforesaid.

                                    (c)     Adjustment.  The Purchase Price
shall be (i) increased dollar for dollar in the event that the aggregate amount of the current assets (cash, accounts receivable less than 30 days aging, accounts receivable listed on Schedule 2.4(c), good and usable inventory and prepaid expenses) minus the current liabilities (accounts payable and short term liabilities excluding interest bearing debt) reflected on the Closing Balance Sheet (the "Net Current Assets") is greater than $757,000 (the "Base Amount"), or (ii) decreased dollar for dollar in the event that the aggregate amount of Net Current Assets reflected on the Closing Balance Sheet is less than the Base Amount. The increase or decrease to the Purchase Price, as provided by this Subsection 2.4(c), is hereinafter referred to as the "Adjustment." Buyer shall pay to the Selling Stockholders (if the Net Current Assets is greater than the Base Amount), or the Selling Stockholders shall pay to Buyer (if the Net Current Assets is less than the Base Amount), within fifteen (15) business days after the Closing Balance Sheet becomes binding, by wire transfer or certified or official bank check payable to the order of Buyer or the Selling Stockholders, as the case may be, an amount (without interest) equal to the Adjustment; provided, however, that no Adjustment shall be made if the aggregate amount of the Adjustment, as determined pursuant hereto, is equal to or less than $25,000.

                  3.  Additional Covenants.
                      ---------------------

                           3.1.  Further Assurances.  The Company, Buyer and
each of the Selling Stockholders hereby agrees that it or he shall from time to time after the Closing Date, at its or his sole cost and expense, take any and all actions, and execute, acknowledge, deliver, file and/or record any and all documents and instruments, as any other party may reasonably request in order to more fully perfect the rights which are intended to be granted to such party hereunder.

                           3.2.  Non-Assignable Contracts.  Anything in this
Agreement contained to the contrary notwithstanding, nothing in this Agreement shall be construed as an attempt to assign (a) any contract or agreement that is at law non-assignable without the consent of the other party thereto and as to which such consent shall not have been given, or (b) any contract or agreement as to which all the remedies for the enforcement thereof and the rights thereunder enjoyed by the Company would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement. In order, however, that the full value of every contract and agreement of the character described in clauses (a) and (b) of the immediately preceding sentence and all claims and demands relating to such contracts and agreements may be realized, the Company hereby agrees with Buyer that it will, at its sole cost and expense, at the request and under the direction of Buyer, in the name of the Company or otherwise, as Buyer shall reasonably specify and as shall be permitted by law, take all such action and do or cause to be done all such things as shall be, in the reasonable opinion of Buyer, necessary or desirable (i) in order that the rights and benefits of the Company under such contracts and agreements shall be preserved and (ii) for, and to facilitate, the collection of the monies due and payable, and to become due and payable, to the Company in and under every such contract and agreement, and the Company will hold the same for the benefit of and will pay the same, when received, to Buyer.

                           3.3.  Investigation.  Between the date hereof and
the Closing Date Buyer may, directly and through its representatives, make such investigation of the Company, the Business and the Purchased Assets as Buyer deems necessary or advisable, during reasonable business hours without interfering in the conduct of Company business, but such investigation shall not affect any of the representations and warranties of the Company or any of the Selling Stockholders contained herein or in any instrument or document delivered pursuant hereto. In furtherance of the foregoing, Buyer and Buyer's representatives shall have, at all reasonable times after the date hereof, full access to the premises and to the books and records of the Company, and the officers of the Company shall furnish to Buyer and its representatives such financial and operating data and other information with respect to the Company, the Business and the Purchased Assets as Buyer may from time to time reasonably request. Buyer, its officers, directors and agents, shall use its reasonable efforts not to disclose nor allow the disclosure of or use any confidential information which it obtains in connection with the foregoing, except to the extent which it deems to be necessary in order to evaluate the Business. In the event that the purchase and sale transaction provided for herein is not consummated for any reason whatsoever, Buyer shall return to the Company all documents, workpapers and other written materials or any copies, computer records or similar such materials which were obtained by it during the course of such investigation which constitute confidential information.

                           3.4.  Consummation of Transaction.  Each of the
parties hereto hereby agrees to use his or its best efforts to cause all conditions precedent to his or its obligations and to the obligations of the other parties hereto to consummate the transactions contemplated hereby to be satisfied, including, but not limited to, using his or its best efforts to obtain all required consents, waivers, amendments, modifications, approvals, authorizations, novations and licenses; provided, however, that nothing herein contained shall be deemed to modify any of the obligations imposed upon any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto.

                           3.5.  Cooperation.  Each of the parties hereto
hereby agrees to fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents which are required by, or which are desirable in the opinion of any of the parties hereto in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated hereby.

                           3.6.  Accuracy of Representations.  Each party
hereto agrees that prior to the Closing Date he or it will enter into no transaction and take no action, and will use his or its best efforts to prevent the occurrence of any event, which would result in any of his or its representations, warranties or covenants contained in this Agreement or in any agreement, document or instrument delivered pursuant hereto not to be true and correct, or not to be performed as contemplated, at and as of the time immediately after the occurrence of such transaction or event.

                           3.7.  Conduct of Business.  The Company covenants
and agrees, and each of the Selling Stockholders covenants and agrees to use its best efforts to cause the Company, to conduct its business operations during the period from the date hereof to the Closing Date only in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws, except pursuant to the terms hereof or unless Buyer shall otherwise agree in writing; and the Company shall use its best efforts to preserve intact its business organizations, to maintain and preserve the Purchased Assets, to keep available the services of the respective current officers, employees and consultants of the Company and to preserve the present goodwill of the Company and its relationships with customers, suppliers and other persons with whom it has business relations. By way of illustration and not limitation, neither the Company nor any Selling Stockholder shall, between the date hereof and the Closing Date, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Buyer:

                                    (a)     authorize for issuance, issue,
deliver, sell or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of common stock of the Company, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities convertible securities or any other securities or equity equivalents;

                                    (b)     except as set forth on Schedule
3.7(b), and to the extent required under existing written agreements as in effect on the date of this Agreement, (i) increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company who are not officers of the Company in the ordinary course of business, in accordance with past practice,
(ii) enter into employment arrangements, other than in the ordinary course of business consistent with past practice, with any other employee of the Company involving compensation in excess of $25,000, (iii) establish, adopt, enter into or amend or terminate any written agreement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or (iv) notwithstanding any agreement to the contrary, pay any bonus, salary or compensation to any of the stockholders of the Company;

                                    (c)     amend its Certificate of
Incorporation or By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company;

                                    (d)     acquire or agree to acquire (i) by
merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or corporation, partnership, joint venture, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, to the Company except purchases consistent with past practice;

                                    (e)     sell, lease, license, mortgage or
otherwise encumber or subject to any lien or otherwise dispose of any of the Company's properties or assets, except sales in the ordinary course of business consistent with past practice;

                                    (f)     incur any indebtedness for borrowed
money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt of another person, or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;

                                    (g)     enter into any agreement, contract,
commitment, whether or not in the ordinary course of business, involving a commitment on the part of the Company to purchase, sell, lease or otherwise dispose of assets or require payment by the Company in excess of $50,000, other than its purchases of landscape fabric;

                                    (h)     expend funds for capital
expenditures except as set forth on Schedule 3.7(h);

                                    (i)     adopt a plan of complete or partial
liquidation or resolutions providing for or authorizing such a liquidation or dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

                                    (j)     recognize any labor union (unless
legally required to do so) or enter into or amend any collective bargaining agreement;

                                    (k)     change any accounting principles
used by the Company, unless required by the Securities and Exchange Commission or the Financial Accounting Standards Board;

                                    (l)     make any tax election or settle or
compromise any income tax liability or file any federal income tax return prior to the last day (including extensions) prescribed by law, in the case of any of the foregoing, material to the business, financial condition or results of operations of the Company, taken as a whole;

                                    (m)     settle or compromise any litigation
in which the Company is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, which payments are individually in an amount in excess of $25,000 and in the aggregate in an amount in excess of $100,000;

                                    (n)     authorize any of, or commit or agree
to take any of the foregoing actions; or

                                    (o)     authorize or permit any of the
Company's officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative, to solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to an agreement or a mutual understanding as to terms or the execution of a letter of intent or definitive agreement or publicly announced agreement in principle with regard to a transaction or series of transactions with a party other than Buyer, which transactions relate to the sale or other disposition of the capital stock, assets or business of the Company or any other financing, stock repurchase, restructuring (including any merger or consolidation involving the Company), stock issuance or similar transaction (other than in the ordinary course of business) which causes the Company or the Selling Stockholders not to consummate any of the transactions contemplated by this Agreement.

                           3.8.  Use of Names.  At the Closing the Company
shall (a) enter into a license agreement whereby Buyer is granted the full and exclusive right to use the name "Landmaster" in connection with the Business and (b) take such other action as is necessary or is in the opinion of Buyer desirable so that Buyer will have full and exclusive right, title and interest in and to, and exclusive use of, all other names, brands and marks used in connection with the Business. In furtherance of the foregoing, except for the use of "Landmaster" in its corporate name, the Company hereby agrees from and after the Closing Date it shall not use or permit any of its subsidiaries or affiliates to use, directly or indirectly, any of such words, names, brands, marks or expressions, or anything so closely resembling any of the foregoing as to be likely confused therewith, or as to be likely to detract from the value of any of the Purchased Assets or the Business.

                           3.9.  Waiver of Compliance with Bulk Transfer
Laws. With respect to the transactions contemplated by this Agreement, Buyer and the Company hereby waive compliance with any applicable provisions of the so-called "bulk transfer laws" (Article 6 of the Uniform Commercial Code) of any relevant jurisdiction. Each of the Selling Stockholders hereby agrees to indemnify and hold Buyer harmless from and against any and all losses, liabilities, claims, damages, costs and expenses (including reasonable attorneys' fees and disbursements) which Buyer may sustain, suffer or incur as a result of or in connection with such "bulk transfer laws" or this waiver.

                           3.10.  Payment of Taxes Upon Transfer of Purchased
Assets. The Company shall be responsible for, and shall pay, any and all sales, use, purchase, transfer and similar taxes (real estate or otherwise), and any and all filing, recording, registration and similar fees, arising out of the transactions contemplated by this Agreement.

                           3.11.  Survival of Representations and Warranties.
Each of the parties hereto hereby agrees that all representations and warranties made by or on behalf of him or it in this Agreement or in any document or instrument delivered pursuant hereto shall survive for a period of three (3) years following the Closing Date and the consummation of the transactions contemplated hereby, except with respect to the representation and warranties set forth in Sections 4.12 and 4.14 which shall survive for the applicable statute of limitation periods.

                           3.12.  Books and Records.  The Company shall, for
a period of at least seven (7) years following the Closing Date, maintain and make available to Buyer and its representatives for inspection and reproduction, during regular business hours, all books and records relating to the Company, the Purchased Assets, the Business or the Assumed Liabilities which are not included among the Purchased Assets. Buyer shall, for a period of at least seven (7) years following the Closing Date, maintain and make available to the Company and its representatives for inspection and reproduction, during regular business hours, all books and records relating to the Company, the Purchased Assets, the Business or the Assumed Liabilities which are included among the Purchased Assets, but only insofar as said books and records relate to periods ending on or prior to the Closing Date.

                           3.13.  Discharge of Liens.  The Company shall
cause all liens, claims, charges and encumbrances upon any of the Purchased Assets to be terminated or otherwise discharged at or prior to the Closing other than the Assumed Liabilities.

                           3.14.  Retained Liabilities.  Subsequent to the
Closing Date, the Company shall pay, discharge and perform in due course the obligations and liabilities not expressly assumed by Buyer.

                           3.15.  Remittances.  The Company shall (a) within
ten days after the end of each month following the Closing Date, remit to Buyer any and all amounts which are received by it during such month in respect of the accounts receivable or any other assets which are included among the Purchased Assets, and (b) provide Buyer with such information relating to said remittances as Buyer may reasonably require in order to properly maintain its records relating to the Purchased Assets. Pending such remittances, all such amounts shall be held by the Company in trust for Buyer.

                           3.16.  Management Agreement.  At the Closing,
Buyer and the Company shall enter into a management agreement in substantially the form of Exhibit E attached hereto (the
"Management Agreement").
russ
                           3.17.  Master Distributor Agreement.  At the
Closing, Buyer shall enter into a distributor agreement with Direct Landscape Supply, Inc., in the form attached hereto as Exhibit G (the "Master Distributor Agreement"), whereby Buyer would supply polyspun material to Direct Landscape Supply, Inc., at a discount price equivalent to 5% below Buyer's wholesale price in effect from time to time.

                  4. Representations and Warranties as to the Company and the Selling Stockholders. The Company and each of the Selling Stockholders jointly and severally represent and warrant to Buyer as follows:

                           4.1.  Organization, Standing and Power.  The
Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it. There are no states or jurisdictions in which the character and location of any of the properties owned or leased by the Company, or the conduct of its business, makes it necessary for it to qualify to do business as a foreign corporation. Copies of the Certificate of Incorporation of the Company and all amendments thereof, and of the By-laws of the Company, as amended to date, have been furnished to Buyer and are complete and correct. The Company's minute books heretofore exhibited to Buyer contain complete and accurate records of all meetings and other corporate actions of the Company's stockholders and Board of Directors (including committees of its Board of Directors).

                           4.2.  Capitalization.  The authorized capital
stock of the Company consists of 50,000 shares of Common Stock, no par value, of which 2,000 shares are issued and outstanding, and 48,000 shares are authorized and unissued. All issued shares of the Company's Common Stock have been duly and validly issued and are fully paid and nonassessable. There are no outstanding options, warrants, rights, puts, calls, commitments, conversion rights, plans or other agreements of any character to which the Company is a party or otherwise bound which provide for the acquisition, disposition or issuance of any issued but not outstanding, outstanding, or authorized and unissued shares of Common Stock of the Company. There is no personal liability, and there are no preemptive or similar rights, attached to the Company's Common Stock. Set forth on Schedule 4.2, is a complete and correct list of the names, addresses and record and beneficial stock ownership of all of the stockholders of the Company, all of which shares are owned by the persons listed thereon free and clear of all claims, liens and encumbrances of any nature whatsoever.

                           4.3.  Interests in Other Entities.  The Company
does not (a) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation,
(b) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity, or (c) have any obligation, direct or indirect, present or contingent, (i) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity, or (ii) to share any profits or capital investments or both.

                           4.4.  Authority.  The execution and delivery by
the Company of this Agreement and of all of the agreements to be executed and delivered by it pursuant hereto, the performance by it of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Company (including, but not limited to, the unanimous consent of its stockholders and Board of Directors), and the Company has all necessary power with respect thereto. This Agreement is, and when executed and delivered by the Company and the Selling Stockholders (to the extent that they are parties thereto) each of the other agreements to be delivered by any or all of them pursuant hereto will be, the valid and binding obligation of the Company and the Selling Stockholders (to the extent that they are parties thereto) in accordance with its terms.

                           4.5.  Noncontravention.  Except as set forth on
Schedule 4.5 neither the execution and delivery by the Company or any of the Selling Stockholders of this Agreement or of any agreement to be executed and delivered by any or all of them pursuant hereto, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by any of them of any of their respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of the Company, or (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to any of them, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which any of them is a party or by which any of them or any of the Purchased Assets may be bound, or require any consent, approval or notice under the terms of any such document or instrument, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental or administrative authority which is applicable to any of them or any of the Purchased Assets, or (d) result in the creation or imposition of any lien, claim, security interest restriction, charge or encumbrance upon any of the Purchased Assets, or (e) interfere with or otherwise adversely affect the ability of Buyer to carry on the Business after the Closing Date on substantially the same basis as is now conducted by the Company.

                           4.6.  Financial Statements.  The Company has
heretofore delivered to Buyer copies of its unaudited balance sheets as of its fiscal years ended 1997, 1996 and 1995, together with the related statements of income, changes in financial position and changes in stockholders' equity for the years ended on such dates, compiled by the Company (collectively, the "Financial Statements") and its unaudited balance sheet at February 6, 1998 (the "Pre-Closing Balance Sheet"). Except as set forth on Schedule 4.6, said Financial Statements and Pre-Closing Balance Sheet were prepared in accordance with GAAP, and fairly present the financial position of the Company as at the dates thereof and its results of operations for the periods indicated. The books and records of the Company are in all material respects complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition of the Company as set forth in the aforementioned financial statements.

                           4.7.  Absence of Undisclosed Liabilities.  The
Company has no liabilities or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise, which have not been (a) in the case of liabilities and obligations of a type customarily reflected on a corporate balance sheet prepared in accordance with GAAP, set forth on the Pre-Closing Balance Sheet or (b) in the case of other types of liabilities and obligations, described in any of the Schedules delivered pursuant hereto or omitted from said Schedules in accordance with the terms of this Agreement, or
(c) incurred, consistent with past practice, in the ordinary course of business since December 31, 1997 (in the case of liabilities and obligations of the type referred to in clause (a) above).

                           4.8.  Properties.  Except as set forth on Schedule
1.2, the Purchased Assets comprise all of the properties and assets which are necessary in order for Buyer to carry on the Business after the Closing Date on substantially the same basis as is now conducted by the Company. The Company has good and valid title to all of the Purchased Assets, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever. All plants, structures, machinery and equipment which are material to the business, operation or condition (financial or otherwise) of the Company are in substantially good operating condition and repair, and are suitable for the purposes for which they are used; and none of such plants, structures, machinery or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not substantial in nature or cost. Schedule 4.8 contains an accurate list setting forth all
(a) real property owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by the Company and (b) machinery and equipment, motor vehicles and other personal property owned by the Company or leased by or to the Company, or which is otherwise used or available for use in connection with the Business.

                           4.9.  Accounts Receivable; Inventories.
                                 ---------------------------------

                    (a) Except for the account payable with respect to Payless Cashways, the accounts and notes receivable which are or will be reflected on the Pre-Closing Balance Sheet and thereafter added on the Closing Date Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, less the amount of the allowance for doubtful accounts reflected thereon (which allowance was established on a basis consistent with prior practice), and are not subject to offsets.

                   (b) The inventories reflected on the Pre-Closing Balance Sheet and thereafter added on the Closing Date Balance Sheet consist of items of a quality and quantity usable or saleable in the ordinary course of business, except for obsolete materials, slow-moving items, materials of below standard quality and not readily marketable items, all of which have been written down to net realizable value or adequately reserved against on the books and records of the Company. All inventories are stated at the lower of cost or market in accordance with generally accepted accounting principles.

                           4.10.  Absence of Changes.  Since the date of the
Pre-Closing Balance Sheet, there has not been (a) any material adverse change in the condition (financial or otherwise), assets, liabilities, business, prospects, or results of operations of the Company (including, without limitation, any such adverse change resulting from damage, destruction or other casualty loss, whether or not covered by insurance), (b) any waiver by the Company of any right, or cancellation of any debt or claim, of substantial value, (c) except for the December 31, 1997 Accrued Earnings disbursement, any declaration, setting aside or payment of any dividend or other distribution or payment in respect of the capital stock of the Company, (d) any change in any of the arrangements which are referred to in Section 4.18(a) hereof or any transactions of the type which is referred to in Section 4.20(e) hereof, or
(e) any change in the accounting principles or methods which are utilized by the Company.

                           4.11.  Litigation.  Other than as set forth in
Schedule 4.11 there are no claims, suits, actions, arbitration, investigations, inquiry or other proceeding before any governmental agency, court or tribunal, domestic or foreign, or before any private arbitration tribunal, pending or, to the best of the knowledge of the Company, threatened, against or relating to the Company, the Business or any of the Purchased Assets; nor, is there any basis for any such claim, suit, action, arbitration, investigation, inquiry or other proceeding. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to the Company, the Business or any of the Purchased Assets, the effect of which is
(a) to limit, restrict, regulate, enjoin or prohibit any business practice in any area, or the acquisition of any properties, assets or businesses, or (b) otherwise materially adverse to the Business or any of the Purchased Assets.

                           4.12.  No Violation of Law.  The Company is not
engaging in any activity or omitting to take any action as a result of which
(a) it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to the Company, the Business or any of the Purchased Assets, including, but not limited to, those relating to: occupational safety and health; environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto); business practices and operations; labor practices; employee benefits; and zoning and other land use, and (b) the Company, the Business and/or any of the Purchased Assets have been or may be materially and adversely affected.

                           4.13.  Intellectual Property.  Schedule 4.13 is a
complete and correct list of all (a) United States and foreign patents, trademark and trade name registrations, trademarks and trade names, brandmarks and brand name registrations, servicemarks and servicemark registrations, assumed names and copyrights and copyright registrations, owned in whole or in part or used by the Company, and all applications therefor, (b) inventions, discoveries, improvements, processes, formulae, proprietary rights and trade secrets relating to the Business, and (c) licenses and other agreements to which the Company is a party or otherwise bound which relate to any of the foregoing. Except as expressly set forth in said Schedule 4.13, (a) the Company owns or has the right to use all of the foregoing; (b) no proceedings have been instituted, are pending or, to the best of the knowledge of the Company are threatened, which challenge the rights of the Company in respect thereto or the validity thereof and, to the best knowledge of the Company, there is no valid basis for any such proceedings; (c) none of the aforesaid violates any laws, statutes, ordinances or regulations, or has at any time infringed upon or violated any rights of others, or is being infringed by others; and (d) none of the aforesaid is subject to any outstanding order, decree, judgment, stipulation or charge.

                           4.14.  Tax Matters.  The Company has filed with
the appropriate governmental agencies all tax returns and reports required to be filed by it, and has paid in full or made adequate provision for the payment of, all taxes, interest, penalties, assessments and deficiencies shown to be due or claimed to be due on such tax returns and reports. The provision for income and other taxes which is set forth on the Pre-Closing Balance Sheet are adequate for all accrued and unpaid taxes of the Company as of the date thereof, whether (a) incurred in respect of or measured by income of the Company for any periods prior to the close of business on that date, or (b) arising out of transactions entered into, or any state of facts existing, on or prior to that date. The provision for income and other taxes which is set forth on the books of account of the Company is adequate for all income and other taxes which accrued after the date of the Pre-Closing Balance Sheet. The Company has not executed or filed with any taxing authority any agreement extending the period for the assessment or collection of any income or other taxes, and is not a party to any pending or, to the best of the knowledge of the Company, threatened, action or proceeding by any governmental authority for the assessment or collection of income or other taxes.

                           4.15.  Insurance.  Attached hereto as Schedule
4.15 is a complete and correct list and summary description of all policies of insurance relating to any of the Purchased Assets or the Business in which the Company is an insured party, beneficiary or loss payable payee. Such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received by the Company with respect to any such policy. In the opinion of the Company, such policies cover risks normally insured against, and are in amounts normally carried, by companies engaged in similar businesses. The Company has not sustained any material loss or interference with its business from fire, storm, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute or court of governmental action, order or decree.

                           4.16.  Products Liability.  Schedule 4.16 lists
all product liability claims made or to the knowledge of the Company threatened in the Company's last three fiscal years.

                           4.17.  Banks; Powers of Attorney.  Schedule 4.17
is a complete and correct list showing (a) the names of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto, and (b) the names of all persons, if any, holding powers of attorney from the Company.

                           4.18.  Employee Arrangements.
                                  ----------------------

                  (a) Schedule 4.18 is a complete and correct list and summary description of all (i) union, collective bargaining, employment, management, termination and consulting agreements to which the Company is a party or otherwise bound, and (ii) compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit-sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements; and other plans or arrangements providing for benefits for employees of the Company. Said Schedule also lists the names and compensation of all employees of the Company whose earnings during the last fiscal year was $25,000 or more (including bonuses and other incentive compensation), and all employees who are expected to receive at least said amount in respect of the present year.

                     (b) Schedule 4.18 also sets forth all
outstanding loans and other advances (other than travel advances in the ordinary course of business which do not exceed $1,000 per individual) made by the Company to any of its officers, directors, employees, stockholders, partners or consultants.

                           4.19.  ERISA.  There is no "employee pension
benefit plan", as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and no "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA, which is maintained by the Company or to which it contributes or is obligated or required to contribute.

                           4.20.  Certain Business Matters.  Except as is set
forth in Schedule 4.20, (a) the Company is not a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale or distribution of any of the products and services of the Business, (b) there are no pending, or to the best of the knowledge of the Company threatened, labor negotiations, work stoppages or work slowdowns involving or affecting the Business, and, to the best of the knowledge of the Company, no union representation questions exist, and there are no organizing activities, in respect of any of the employees of the Company, (c) the product and service warranties given by the Company or by which it is bound (complete and correct copies or descriptions of which are set forth on Schedule 4.24, entail no greater obligations than are customary in the business of the Company, (d) the Company and the Stockholders are not a party to or bound by any agreement which limits its freedom to compete in any line of business or with any person, or which is otherwise materially burdensome to it, and (e), the Company is not a party to or bound by any agreement in which any officer, director or stockholder of the Company (or any affiliate of any such person) has, or had when made, a direct or indirect material interest.

                           4.21.  Certain Contracts.  Schedule 4.21 is a
complete and correct list of all contracts, commitments, indentures, mortgages, obligations, agreements and understandings which are not set forth in any other Schedule delivered hereunder and to which the Company is a party or otherwise bound, except for each of those which (a) was made in the ordinary course of business, and (b) either (i) is terminable by the Company (and will be terminable by Buyer) without liability, expense or other obligation on 30 days' notice or less, or (ii) may be anticipated to involve aggregate payments to or by the Company of $10,000 (or the equivalent) or less calculated over the full term thereof, and (c) is not otherwise material to the Business or any of the Purchased Assets. Complete and correct copies of all contracts, commitments, indentures, mortgages, obligations, agreements and undertakings set forth on any of the Schedules delivered pursuant to this Agreement have been furnished by the Company to Buyer, and except as expressly stated on the Schedule on which they are set forth,
(a) each of them is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in default thereunder, and no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a default or right of cancellation, acceleration or loss of contractual benefits thereunder; (b) there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder; and (c) none of them is materially burdensome to the Company. None of the material provisions of such contracts, instruments or agreements violates any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court having jurisdiction over the Company, the Business or the Purchased Assets.

                           4.22.  Approvals.  Schedule 4.22 is a complete and
correct list of all governmental, administrative and third-party consents, permits, appointments, approvals, licenses, certificates, franchises and other authorizations which, are necessary for the operation of the Business or to own or operate the Purchased Assets, or to consummate the transactions contemplated by this Agreement, all of which have been obtained by the Company and are in full force and effect. There are no proceedings pending or, to the best of the Company's knowledge, threatened, or any basis therefor, seeking to cancel, terminate or limit such consents, permits, appointments, approvals, licenses, certificates, franchises or other authorizations.

                           4.23.  Customers and Suppliers.  Set forth on
Schedule 4.23 is a complete and correct list setting forth, with respect to the years ended December 31, 1996, and December 31, 1997: (a) the ten (10) largest customers of the Business and the amount for which each such customer was invoiced, and (b) the five (5) largest suppliers of the Business and the amount of goods and services purchased from each such supplier. Except as set forth on Schedule 4.23, to the best of the knowledge of the Company (a) there has been no material adverse change in the business relationship between the Business and any such customer or supplier, and (b) said suppliers and customers will continue their respective relationships with the Business after the Closing Date on substantially the same basis as now exists.

                           4.24.  Business Practices and Commitments.
Schedule 4.24 is a summary description of (a) all of the Company's rebate and volume discount and promotional practices and obligations, (b) the Company's allowance and customer return practices and obligations, (c) the Company's warranty practices and obligations and (d) the Company's cooperative advertising and product introduction commitments.

                           4.25.  Backlog and Retail Inventories.  Set forth
on Schedule 4.25 is the firm backlog of the Company as at March

1, 1998. Set forth on Schedule 4.25A is the inventory of the Company's products at each of the Company's customers who have supplied such information (as supplied by such customers) as of the dates set forth on said Schedule.

                           4.26.  Brokers.  No agent, broker, person, or firm
acting on behalf of the Company or the Selling Stockholders, or under its or their authority, is or will be entitled to a financial advisory fee, brokerage commission or other like payment in connection with any of the transactions contemplated hereby, other than American Financial Management, the fees of which shall be the responsibility of the Selling Shareholders.

                           4.27.  Information as to the Company.  None of the
representations or warranties made by the Company or any of the Selling Stockholders in this Agreement or in any agreement executed and delivered by or on behalf of any of them pursuant hereto are false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein contained not misleading.

                           4.28.  Political Contributions.  The Company has
not, directly or indirectly, at any time (a) made any contributions to any candidate for political office, or failed to disclose fully any such contribution in violation of law or (b) made any payment to any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments or contributions required or allowed by applicable law. The Company's internal accounting controls and procedures are sufficient to cause the Company to comply in all material respects with the Foreign Corrupt Practices Act of 1977, as amended.

                  5. Representations and Warranties as to Buyer. Buyer hereby represents and warrants to the Company as follows:

                           5.1.  Organization, Standing and Power.  Buyer is
a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it.

                           5.2.  Authority.  The execution and delivery by
Buyer of this Agreement and of each agreement to be executed and delivered by it pursuant hereto, the compliance by Buyer with the provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer, and Buyer has all necessary corporate power with respect thereto. This Agreement is, and when executed and delivered by Buyer each other agreement to be executed and delivered by Buyer pursuant hereto will be, the valid and binding obligation of Buyer as applicable, in accordance with its terms. Neither the execution and delivery by Buyer of this Agreement or of any of the aforementioned other agreements, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance by Buyer with the provisions hereof and thereof, will (nor with the giving of notice or the lapse of time or both, would) conflict with or result in a violation of any provision of the Certificates of Incorporation or By-laws of Buyer or in the breach of any material agreement to which Buyer is a party or otherwise bound.

                  6.  Indemnification.
                      ----------------

                           6.1.  Indemnification by the Company and the
Selling Stockholder. The Company and each Selling Stockholder, jointly and severally, indemnify and hold Buyer and USH&G harmless from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto (a "Loss") which Loss Buyer or USH&G may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (a) liabilities other than the Assumed Liabilities, (b) the noncompliance with any applicable bulk transfer laws of any jurisdiction, or (c) the breach by the Company or any of the Selling Stockholders of any representation, warranty or covenant made by him or it in this Agreement or in any agreement or instrument executed and delivered pursuant hereto. This indemnification obligation shall also apply to claims directly by Buyer or USH&G against the Company and/or the Selling Stockholder as well as to third party claims.

                           6.2.  Indemnification by Buyer.  Buyer indemnifies
and holds the Company and the Selling Stockholders harmless from and against any Loss, which Loss any of them may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (a) the Assumed Liabilities or (b) the breach by Buyer of any representation, warranty or covenant made by it in this Agreement or in any agreement or instrument executed and delivered pursuant hereto. This indemnification obligation shall also apply to claims directly by the Company and/or the Selling Stockholders against Buyer as well as to third party claims.

                           6.3.  Third Party Claims.  If a claim by a third
party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under this Article 6, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder unless such failure materially and adversely affects the indemnifying party or parties. The indemnifying party or parties shall have ten days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided: (i) in the case of the Company and/or any of the Selling Stockholders as the indemnifying party or parties, it or they shall not thereby permit to exist any lien, encumbrance or other adverse change upon any of the Purchased Assets, Buyer or the Business, and (ii) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties. If the indemnifying parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise the claim at their exclusive discretion, at the risk and expense of the indemnifying parties to the full extent set forth in Sections 6.1 or 6.2 hereof, as the case may be.

                  7.  Nondisclosure; Noncompete.
                      --------------------------

                           7.1.  "Confidential Information" Defined.  As used
in this Article 7, the term "Confidential Information" shall mean any and all information (oral and written) relating to the Business or the Purchased Assets, other than such information which can be shown by the Company to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of a breach of the provisions of
Section 7.2 below, including, but not limited to, information relating to: identity and description of goods and services used; purchasing; costs; pricing; machinery and equipment; manufacturing processes; technology; research; test procedures and results; customers and prospects; marketing; and selling and servicing.

                           7.2.  Nondisclosure of Confidential Information.
The Company and each of the Selling Stockholders hereby agrees not to, at any time, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever.

                           7.3.  Noncompete Covenant.  Except (i) for Wayne
Murray's ownership interest in Direct Landscape Supply, Inc. and (ii) with respect to the customers of L&M Bag and Supply existing at the Closing Date, the Company and each of the Selling Stockholders shall not, during the two (2) year period commencing on the Closing Date, directly or indirectly, within any county (or adjacent counties) in the States of Colorado, California or Texas as well as the states of the Pacific Northwest and the western provinces of Canada or any other state or Canadian province in which the Company is engaged in the Business, (a) engage or become interested in any entity (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) sells, distributes or otherwise deals with any landscape fabric products which are currently manufactured, sold, distributed or otherwise dealt with by the Company, or (b) take any other action which constitutes an interference with or a disruption of Buyer's operation of the Business or Buyer's use, ownership and enjoyment of the Purchased Assets including, without limitation, the solicitations of the Company's customers or any persons currently listed on the personal lists of the Company. Notwithstanding the foregoing, the Company and each Selling Stockholder shall be permitted to own not more than l% of any class of securities which is registered under the Securities Exchange Act of 1934, as amended; provided, however, that said l% limitation shall apply to the aggregate holdings of any Selling Stockholder or the Company, as the case may be, and those of all other persons and entities with whom he or it has agreed to act for the purpose of acquiring, holding, voting or disposing of such securities. Notwithstanding the foregoing, the Company and each Selling Stockholder shall be permitted to own not more than l% of any class of securities which is registered under the Securities Exchange Act of 1934, as amended; provided, however, that said l% limitation shall apply to the aggregate holdings of any Selling Stockholder or the Company, as the case may be, and those of all other persons and entities with whom he or it has agreed to act for the purpose of acquiring, holding, voting or disposing of such securities.

                           At no time during the term of this Noncompete
Covenant shall the Company or the Selling Stockholders, directly or indirectly, disparage the commercial, business or financial reputation of Buyer.

                           For purposes of clarification, but not of
limitation, the Company and each of the Selling Stockholders hereby acknowledges and agrees that the provisions of this

Section 7.3 shall serve as a prohibition against him or it, during the period described therein, directly or indirectly, hiring, offering to hire, enticing away or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer or supplier of the Business to discontinue or alter his or its relationship with the Business.

                           7.4.  Injunctive Relief, etc.  The parties hereto
hereby acknowledge and agree that (a) Buyer would be irreparably injured in the event of a breach by the Company or any of the Selling Stockholders of any of his or its obligations under this Article 7 with respect to unauthorized disclosure of Confidential Information or engaging in activities in violation of Section 7.3, (b) monetary damages would not be an adequate remedy for any such breach, and (c) Buyer shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach. It is hereby also agreed that the existence of any claims which the Company or any of the Selling Stockholders may have against Buyer, whether under this Agreement or otherwise, shall not be a defense to the enforcement by Buyer of any of its rights under this Article 7.

                           7.5.  Scope of Restriction. It is the intent of
the parties hereto that the covenants contained in this Article 7 shall be enforced to the fullest extent permissible under the laws of and public policies of each jurisdiction in which enforcement is sought (the Company and the Selling Stockholders hereby acknowledging that said restrictions are reasonably necessary for the protection of Buyer). Accordingly, it is hereby agreed that if any one or more of the provisions of this Article 7 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible.

                           7.6.  Additional Undertakings.  The provisions of
this Article 7 shall be in addition to, and not in lieu of, any other obligations with respect to the subject matter hereof, whether arising as a matter of contract, by law or otherwise, including, but not limited to, any obligations which may be contained in any employment or consulting agreements between Buyer and any of the Selling Stockholders.

                  8. Right of Buyer to Abandon. Buyer shall have the right to terminate this Agreement and abandon the transactions contemplated hereby in the event that any of the following shall not be true or shall not have occurred, as the case may be, as of the Closing Date:

                           8.1. Accuracy of Representations and Warranties.
The representations and warranties of the Company and the Selling

Stockholders contained in this Agreement or in any document, agreement or instrument delivered by any or all of them pursuant hereto shall have been true when made, and, in addition, shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                           8.2.  Performance of Agreements.  The Company and
the Selling Stockholders shall have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement or in any document, agreement or instrument delivered by any or all of them pursuant hereto and required to be performed or complied with by any or all of them at or prior to the Closing Date.

                           8.3.  Certificate.  The Company and the Selling
Stockholders shall have each furnished Buyer with a certificate or certificates (executed, on behalf of the Company, by its President), dated the Closing Date, to the effect that he or it has fulfilled the conditions specified in Sections 8.1 and 8.2 above.

                           8.4.  Opinion of Counsel for the Company.  Buyer
shall have received an opinion of Patrick J. Russell, P.C., counsel for the Company and the Selling Stockholders, dated the Closing Date, in substantially the form of Exhibit H attached hereto and made a part hereof.

                           8.5.  Litigation.  No order of any court or
administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, and which in the judgment of Buyer makes it inadvisable to proceed with the consummation of such transactions, shall have been instituted or threatened by any person or entity.

                           8.6.  Consents and Approvals.  All consents,
waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments or modifications to existing agreements with third parties) required as a precondition to the performance by the Company and the Selling Stockholders of their respective obligations hereunder and under any agreement delivered pursuant hereto, including, without limitation, the consent of Landlord, or which in Buyer's judgment are necessary to continue unimpaired any rights in and to the Purchased Assets which could be impaired by the purchase and sale hereunder, shall have been duly obtained and shall be in full force and effect.

                           8.7.  Date of Consummation.  The sale and purchase
of the Purchased Assets pursuant hereto shall have been consummated on or prior to March 31, 1998.

                           8.8.  Validity of Transactions.  The validity of
all transactions contemplated hereby, as well as the form and substance of all agreements, instruments, opinions, certificates and other documents delivered by the Company and the Selling Stockholders pursuant hereto, shall be satisfactory in all material respects to Buyer and its counsel.

                           8.9.  Board Authorization.  The approval of this
Agreement and all of the transactions contemplated hereby by the Board of Directors of Buyer.

                           8.10.  Due Diligence.  Buyer being satisfied that
the results of its "due diligence" investigation (as contemplated in Section
3.3 hereof) of the Company's business, liabilities, properties and assets are materially consistent with all of the data, statistics, financial statements, representations, assurances and other information, financial and otherwise relating to the Company's business liabilities, properties and assets provided to Buyer by the Company and/or the Selling Stockholders, either orally or in writing, prior to the date of this Agreement.

                           8.11.  Management Agreement.  The Company shall
have executed the Managment Agreement.

                           8.12.  Exclusive Distribution Rights.  Buyer shall
have procured from Frudenberg Spunweb Company ("Frudenberg"), and Frudenberg shall have granted to Buyer, the exclusive right of first refusal to purchase
3.5 oz. polyester landscape fabric.

                           8.13.  No Material Adverse Changes.  Except as
otherwise permitted by this Agreement, there shall not have occurred after the date hereof, in the reasonable judgment of Buyer, a material adverse change in the condition of the Purchased Assets or the Business.

                  9. Right of the Company to Abandon. The Company shall have the right to terminate this Agreement and abandon the transactions contemplated hereby in the event that any of the following shall not be true or shall not have occurred, as the case may be, as of the Closing Date:

                           9.1. Accuracy of Representations and Warranties.
The representations and warranties of Buyer contained in this Agreement or in any document, agreement or instrument delivered by it pursuant hereto shall have been true when made, and, in addition, shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                           9.2.  Performance of Agreements.  Buyer shall have
performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement or in any document, agreement or instrument delivered by it pursuant hereto and required to be performed or complied with by it at or prior to the Closing Date.

                           9.3.  Certificate.  Buyer shall have furnished the
Company with a certificate, executed by a responsible executive officer of Buyer, dated the Closing Date, to the effect that it has fulfilled the conditions specified in Sections 9.1 and 9.2 hereof.

                           9.4.  Opinion of Counsel for the Company.  Buyer
shall have received an opinion of Tenzer Greenblatt LLP, counsel for Buyer, dated the Closing Date, in substantially the form of Exhibit I attached hereto and made a part hereof.

                           9.5.  Litigation.  No order of any court or
administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, and which in the judgment of Company makes it inadvisable to proceed with the consummation of such transactions, shall have been instituted or threatened by any person or entity.

                           9.6.  Consents and Approvals.  All consents,
waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments and modifications to existing agreements with third parties) required as a precondition to the performance by Buyer of its obligations hereunder shall have been duly obtained and shall be in full force and effect.

                           9.7.  Date of Consummation.  The sale and purchase
of the Purchased Assets pursuant hereto shall have been consummated on or prior to March 31, 1998.

                           9.8.  Validity of Transactions.  The validity of
all transactions contemplated hereby, as well as the form and substance of all agreements, instruments, opinions, certificates and other documents delivered by Buyer pursuant hereto, shall be satisfactory in all material respects to the Company and its counsel.

                           9.9.  Management Agreement.  Buyer shall have
executed the Managment Agreement.

                  10.  Miscellaneous Provisions.
                       -------------------------

                           10.1.  Effect of Abandonment.  In the event that
this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to the terms hereof, this Agreement shall forthwith become wholly void and of no force and effect, except as to the last two sentences of
Section 3.3 hereof and Section 10.2 hereof; provided, however, that nothing in this Agreement contained shall be deemed to relieve any party hereto from liability for any breach of this Agreement prior to termination.

                           10.2.  Expenses.  Except as otherwise provided in
this Agreement, each of the parties hereto shall pay his or its own costs and expenses in connection with this Agreement and the transactions contemplated hereby. For purposes of this Agreement, the expenses of the Company shall be deemed to be the expenses of the Selling Stockholders.

                           10.3.  Execution in Counterparts.  This Agreement
may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

                           10.4.  Notices.  All notices, requests, demands
and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as of the date delivered, if delivered personally, or one (1) business day after having been deposited with courier, if sent by overnight courier or having been sent by telecopy, if sent by telecopy (receipt confirmed), or three (3) business days after having been mailed, if mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

         If to Buyer, to:            Easy Gardener, Inc.
                                     3022 Franklin Avenue
                                     Waco, Texas 76710

                                     Attn:  Sheila Jones

         Copy to:                    Tenzer, Greenblatt LLP
                                     405 Lexington Avenue
                                     New York, New York  10174

                                     Attn: Barry Rutcofsky, Esq.

         If to the Company, to:      Landmaster Products, Inc.
                                     1925 W. Dartmouth
                                     Englewood, Colorado 80123


         Copy to:                    Patrick J. Russell, P.C.

                                     Colorado State Bank Building
                                     1600 Broadway Street
                                     Suite 2350
                                     Denver, CO 80202

                                     Attn:  Patrick J. Russell, Esq.

         If to any or all of the
         Selling Stockholders, to:   The names and addresses
                                     set forth on Schedule 4.2 hereof

         Copy to:                    Patrick J. Russell, P.C.
                                     Colorado State Bank Building
                                     1600 Broadway Street
                                     Suite 2350
                                     Denver, CO 80202

                                     Attn:  Patrick J. Russell, Esq.

or to such other address as any party shall have designated by like notice to the other parties hereto (except that a notice of change of address shall only be effective upon receipt).

                           10.5.  Governing Law.  This Agreement shall be
governed by, and construed in accordance with, the law of the State of Colorado.

                           10.6.  Amendment.  This Agreement may only be
amended by a written instrument executed by each of the parties hereto.

                           10.7.  Entire Agreement.  This Agreement (together
with the other agreements and documents being delivered pursuant to or in connection with this Agreement) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

                           10.8.  Headings.  The headings contained herein
are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

                           10.9.  Assignment.  Prior to the Closing Date,
neither this Agreement nor any rights, interests or obligations hereunder may be assigned (by operation of law or otherwise) by any party hereto without the prior written consent of all of the parties hereto, except that this Agreement may be assigned to a wholly-owned subsidiary of Buyer without the need for such prior consent.

                           10.10.  Binding Effect; Benefits.  This Agreement
shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing herein contained, express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

                           10.11.  Waiver, etc.  The failure of any of the
parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of any of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

                           10.12.  Severability.  Any provision of this
Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction(s) shall be, as to such jurisdiction(s), ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

                           10.13.  Announcements.  No party hereto shall
issue any press release or otherwise divulge the existence of this Agreement or the transactions contemplated hereby without the prior approval of the other parties hereto, except as may be required by applicable law or the applicable rules or regulations of any stock exchange.

                           10.14.  Schedules.  The Schedules delivered
pursuant to this Agreement are an integral part hereof. Each such Schedule shall be in writing, shall indicate the section pursuant to which it is being delivered, and shall be initialled by the delivering party.

                  IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.


                                                     EASY GARDENER, INC.


                                                     By:________________________



                                                     LANDMASTER PRODUCTS, INC.


                                                     By:________________________



                                                     ___________________________
                                                     WAYNE MURRAY



                                                     ___________________________
                                                     QUINCY McMILLAN